Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1) Registration Statement (Form S-8 No. 333-148375) of Forestar Group Inc.
2) Registration Statement (Form S-8 No. 333-159214) of Forestar Group Inc.
3) Registration Statement (Form S-3 No. 333-179612) of Forestar Group Inc., and
4) Registration Statement (Form S-3ASR No. 333-192442) of Forestar Group Inc.
of our reports dated March 11, 2014, with respect to the consolidated financial statements and schedule of Forestar Group Inc. and the effectiveness of internal control over financial reporting of Forestar Group Inc. included in this Annual Report (Form 10-K) of Forestar Group Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Austin, Texas
March 11, 2014